At: 10/31 15:18:34

ML-CFC 2007-9 - New Issue $2.81bn Fixed Rate CMBS

ML-CFC Commercial Mortgage Trust 2007-9
Commercial Mortgage Pass-Through Certificates, Series 2007-9

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      Goldman Sachs, Morgan Stanley,
Loan Sellers:     Countrywide, Merrill Lynch, Eurohypo, Natixis, LNR
Rating Agencies:  Fitch, S&P

**EXPECT PRICING TMRW MORNING**

Structure:

CL              SIZE ($MM)           F/S        SubLvL            WAL            PRIN WIN     LAUNCH
A-1              55.677            AAA/AAA      30.000%           2.70           1-55         S+60a         20%
A-2            [258.109]*          AAA/AAA      30.000%           4.69           55-59        S+75a         60%
A-3            [134.799]*          AAA/AAA      30.000%           6.68           80-82        S+80a
A-SB             90.394            AAA/AAA      30.000%           7.06           59-108       S+73        SUBJECT
A-4             930.974            AAA/AAA      30.000%           9.61           108-118      S+68        SUBJECT
A-1A            496.931            AAA/AAA      30.000%              **NOT AVAILABLE**
AM              209.993            AAA/AAA      20.000%           9.83           118-118      S+83        SUBJECT
AM-A             70.991            AAA/AAA      20.000%              **NOT AVAILABLE**
AJ              167.994            AAA/AAA      12.000%           9.90           118-119      S+115a         40%
AJ-A             56.792            AAA/AAA      12.000%              **NOT AVAILABLE**
B                31.611            AA+/AA+      10.875%           9.91           119-119      S+145       SUBJECT
C                21.074            AA/AA        10.125%           9.95           119-120      S+155
D                28.098            AA-/AA-       9.125%           9.99           120-120      S+175
E                24.586            A+/A+         8.250%           9.99           120-120      S+210
F                24.586            A/A           7.375%           9.99           120-120      S+255       SUBJECT
XP               73.9**            AAA/AAA        N/A             N/A            N/A          T+190a

* the sizes A-2, A-3 will be determined by market demand up to the amount provided above.
** Estimated Proceeds

-PLEASE NOTE UPDATED BOND SIZES

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior

information regarding such assets that is contrary to the information contained herein.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities
Corporation, Natixis Securities North America Inc., Goldman, Sachs & Co. and
Morgan Stanley & Co. Incorporated and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

* disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

* disclaimers of responsibility or liability;

* statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

* language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

* statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

* a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.
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